CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$3,600,000	$412.56

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement, dated June 1, 2012 (To the Prospectus dated August 31, 2010, and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

BARCLAYS BANK PLC

Barclays Single Observation Quarterly Callable Reverse Convertible NotesSM	All Asset Classes and Structures Under One RoofSM

Terms used in this pricing supplement are described or defined in the prospectus supplement. The reverse convertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this pricing supplement. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each reference asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a security linked to a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC

•	Issue Date: June 6, 2012

•	Initial Valuation Date: June 1, 2012

•	Final Valuation Date: December 2, 2013

•	Maturity Date: December 5, 2013

•	Initial Price: Closing price of the linked share on the Initial Valuation Date.

•	Final Price: Closing price of the linked share on the Final Valuation Date.

•

Early Redemption at the Option of the Issuer: The Issuer may redeem the Notes (in whole but not in part), at its sole discretion, at the Redemption Price on any Interest Payment Date during the term of the Notes, provided that the Issuer gives at least five business days’ prior written notice to the trustee. See “Early Redemption at the Option of the Issuer” in this pricing supplement.

•	Redemption Price: $1,000 per $1,000 principal amount Note, together with any accrued but unpaid interest to but excluding the Early Redemption Date.

•	Early Redemption Date: The Interest Payment Date on which the Issuer elects to exercise its early redemption option.

•

Interest Payment Dates: September 5, 2012, December 5, 2012, March 5, 2013, June 5, 2013, September 5, 2013 and the Maturity Date, calculated on a 30/360 basis and subject to the following, unadjusted business day convention.

•	Protection Price: The protection level multiplied by the Initial Price rounded to the nearest cent as appropriate

•	Public Offering Price: 100%***

•	Tax allocation of coupon rate:

Deposit income*: 0.98%

Put premium: The coupon rate minus the deposit income.

Linked Share	Initial Price	Page Number	Ticker Symbol	Principal Amount	Coupon Rate*	Protection Level	Aggregate Proceeds to Issuer*	Note Issuance #	CUSIP/ISIN
Wells Fargo & Company	$30.16	PPS-9	WFC	$1,200,000	12.70%	70.00%	$1,185,000	E-7333	06741JF46/ US06741JF466
Schlumberger N.V. (Schlumberger Limited)	$62.07	PPS-13	SLB	$1,200,000	13.60%	70.00%	$1,185,000	E-7334	06741JF53/ US06741JF532
The Home Depot, Inc.	$47.96	PPS-11	HD	$1,200,000	8.05%	70.00%	$1,185,000	E-7335	06741JF61/ US06741JF615

*	Annual Rate
**	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.25% of the principal amount of the notes, or $12.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

See “Risk Factors” in this pricing supplement and beginning on page S-6 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

GENERAL TERMS FOR EACH NOTES OFFERING

This pricing supplement relates to separate Note offerings, each linked to a different linked share. The purchaser of a Note will acquire a security linked to a single linked share (not to a basket or index of linked shares) identified on the cover page. You may participate in any one of the Notes offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each Note offering relates only to the individual linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked share or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and the prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-6 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price on any Interest Payment Date during the term of the Notes, beginning on the Interest Payment Date scheduled to occur in September 2012, provided the Issuer gives at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option on any Interest Payment Date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding such scheduled Interest Payment Date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue after the relevant Early Redemption Date. The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the applicable pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

PPS-2

No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest. The determination of whether the Final Price of the linked share is below the Protection Price (and, accordingly, whether the payment you receive at maturity will be less than the principal amount of your Notes) will be based solely on the closing price of the linked share on the Final Valuation Date. Accordingly, if the closing price of the linked share fell below the Protection Price on the Final Valuation Date, the payment at maturity that you will receive on your Notes, if any, will be significantly less than it would have been had the payment on your Notes been linked to the price of the linked share prior to such drop.

Single Equity Risk—The price of a linked share can rise or fall sharply due to factors specific to the linked share and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of a linked share.

Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the price of the linked shares.

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the linked share would have.

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the Final Valuation Date, the Initial Price, the Final Price, the protection level, the Protection Price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Taxes—We intend to treat each Note as a put option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

PPS-3

SUMMARY

Principal Payment at Maturity

Unless the Issuer has elected to redeem the Notes prior to maturity, as described below under “Early Redemption at the Option of the Issuer”, a $1,000 investment in the Notes will pay $1,000 at maturity unless the Final Price of the linked shares is lower than the Protection Price.

If the Final Price of the linked shares is lower than the Protection Price, you will receive at maturity, at our election, instead of the full principal amount of your Notes, either (i) the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the Final Price), or (ii) a cash amount equal to the principal amount of your notes reduced by the percentage decrease in the price of the linked shares from the Initial Price to the Final Price.

If you receive shares of the linked shares in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked shares you receive, which could be substantially less than the value of your original investment. You may lose some or all of your principal if you invest in the Notes.

Interest

The Notes will bear interest, if any, from the issue date specified in the applicable pricing supplement at the coupon rate specified on the front cover of this pricing supplement. The interest paid, if any, will include interest accrued from the issue date or the prior Interest Payment Date, as the case may be, to, but excluding, the relevant Interest Payment Date or Maturity Date. No interest will accrue and be payable on your Notes after the Maturity Date specified on the front cover if such Maturity Date is extended or if the Final Valuation Date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the banking institutions in New York City or London, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

Physical Delivery Amount

The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your Notes by the Initial Price of the linked shares. The physical delivery amount, the Initial Price of the linked shares and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Early Redemption at the Option of the Issuer

As described on the cover page of this pricing supplement, the Issuer may redeem the Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price on any Interest Payment Date during the term of the Notes, provided that the Issuer gives at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option, the Interest Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”. The Redemption Price payable on any Early Redemption Date will be $1,000 per $1,000 principal amount Note, together with any accrued but unpaid interest to but excluding the Early Redemption Date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at maturity for an amount equal to the Deposit (as defined below), plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to

PPS-4

us at maturity the difference between the Deposit (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. Because the term of the Notes is greater than one year, we intend to treat the Deposits as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Payments of Interest” in the accompanying prospectus supplement.

On the cover page we have determined the yield on the Deposit and the Put Premium with respect to each Note, which are treated as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ.

If the Notes are redeemed on an interest payment date, you should generally recognize no gain or loss with respect to the Deposits, and you should recognize the total Put Premium received as short-term capital gain at that time.

On December 7, 2007, the IRS released a notice that may affect the taxation of holders of certain notes (which may include the Notes). According to the notice, the IRS and the Treasury Department are actively considering whether a holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

It is possible, however, that under such guidance, holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code (which are discussed further in the prospectus supplement) might be applied to such instruments. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

Holders that are individuals (and, to the extent provided in future regulations, entities) may be required to disclose information about their Notes on IRS Form 8938—“Statement of Specified Foreign Financial Assets” if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% “Medicare tax” on all or a portion of their “net investment income,” which may include the coupon payments and any gain realized with respect to the Notes, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Barclays currently does not withhold on coupon payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on such payments at a 30% rate, unless non-U.S. holders have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

PPS-5

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer. We have not undertaken any independent review or due diligence of the SEC filings of the companies issuing the linked shares or of any other publicly available information regarding each such issuer.

Description of Hypothetical Examples

Each linked share described below contains a Table of Hypothetical Values at Maturity, based on the assumptions outlined for each linked share, which demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked shares, based on certain percentage changes between the Initial Price and Final Price of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

As noted in the assumptions outlined below, the hypothetical examples below assume that we have not redeemed the Notes prior to maturity pursuant to the “Early Redemption at the Option of the Issuer” provisions described above.

In each Table of Hypothetical Values at Maturity some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in each table were determined.

On the Final Valuation Date, assuming that the Notes have not been redeemed by us at our option prior to such date, the Final Price of the linked share is determined.

If the Final Price of the linked shares is at or above the Protection Price, you will receive a payment at maturity of $1,000.

If the Final Price of the linked share is below the Protection Price, you will receive, at our election, either (a) a number of shares equal to the physical delivery amount, plus a cash amount equal to the fractional shares multiplied by the Final Price or (b) the cash amount equal to the principal amount of your notes reduced by the percentage decrease in the price of the linked share from the Initial Price to the Final Price.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the price of the linked share from the Initial Price to the Final Price, if the coupon yield on the Notes exceeds the dividend yield on the linked share, the total return on the Notes would be higher relative to the total return of an investment in the linked share (subject to any differences attributable to potentially different tax consequences arising from investing in the Notes as opposed to investing directly in the linked share).

If you had invested directly in the linked share for the same period, you would have received total cash payments representing the number of shares of the linked shares you could have purchased with your $1,000 investment on the Initial Valuation Date (assuming you could invest in fractional shares) multiplied by the Final Price of the linked share. In addition, investors will realize a payment in respect of dividends which will equal the dividend yield multiplied by the $1,000 investment. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the Initial Valuation Date and is held constant regardless of the Final Price of the linked share.

PPS-6

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the price of the linked share from the Initial Price to the Final Price, if the coupon yield on the Notes was less than the dividend yield on the linked share, the total return on the Notes would be lower relative to the total return of an investment in the linked share (subject to any differences attributable to potentially different tax consequences arising from investing in the Notes as opposed to investing directly in the linked share).

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the linked share is set forth below in the Table of Hypothetical Values at Maturity.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PPS-7

Wells Fargo & Company

According to publicly available information, Wells Fargo & Company (the “Company), is a diversified financial services company. The Company provides retail, commercial and corporate banking services through banking stores and offices, the internet and other distribution channels to individuals, businesses and institutions in the United States and in other countries.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02979, or its CIK Code: 0000072971. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “WFC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The historical performance of the linked share should not be taken as an indication of the future performance of the share during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$36.64	$33.01	$34.43
June 30, 2007	$36.49	$33.93	$35.17
September 30, 2007	$37.99	$32.67	$35.62
December 31, 2007	$37.78	$29.29	$30.19
March 31, 2008	$34.56	$24.42	$29.10
June 30, 2008	$32.34	$23.46	$23.75
September 30, 2008	$42.50	$20.46	$37.53
December 31, 2008	$38.95	$19.90	$29.48
March 31, 2009	$30.09	$7.80	$14.24
June 30, 2009	$28.45	$13.65	$24.26
September 30, 2009	$29.56	$22.08	$28.18
December 31, 2009	$31.53	$25.01	$26.99
March 31, 2010	$31.99	$26.37	$31.12
June 30, 2010	$34.25	$25.52	$25.60
September 30, 2010	$28.77	$23.02	$25.13
December 31, 2010	$31.61	$23.37	$30.99
March 31, 2011	$34.25	$30.63	$31.70
June 30, 2011	$32.63	$25.26	$28.06
September 30, 2011	$29.63	$22.59	$24.12
December 31, 2011	$27.97	$22.62	$27.56
March 31, 2012	$34.59	$27.98	$34.14
May 30, 2012	$34.59	$30.52	$31.70
June 1, 2012*	$34.59	$30.00	$30.16

*	High, low and closing prices are for the period starting April 1, 2012 and ending June 1, 2012.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	The Notes are not redeemed by the Issuer at our option prior to maturity pursuant to the “Early Redemption at the Option of the Issuer” provisions described above.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: WFC

Initial price: $30.16

Protection level: 70.00%

Protection price: $21.11

Physical delivery amount: 33 ($1,000/Initial price)

Fractional shares: 0.156499

Coupon: 12.70% per annum

Maturity: December 5, 2013

Dividend yield: 2.27% per annum

Quarterly coupon amount: $31.75

PPS-8

Table of Hypothetical Values at Maturity

	18-Month Total Return
Final Price (% Change)	Investment in the Notes	Direct Investment in the Linked Shares
+ 100%	19.05%	103.41%
+ 90%	19.05%	93.41%
+ 80%	19.05%	83.41%
+ 70%	19.05%	73.41%
+ 60%	19.05%	63.41%
+ 50%	19.05%	53.41%
+ 40%	19.05%	43.41%
+ 30%	19.05%	33.41%
+ 20%	19.05%	23.41%
+ 10%	19.05%	13.41%
+ 5%	19.05%	8.41%
0%	19.05%	3.41%
- 5%	19.05%	-1.60%
- 10%	19.05%	-6.60%
- 20%	19.05%	-16.60%
- 30%	19.05%	-26.60%
- 40%	-20.95	-36.60%
- 50%	-30.95	-46.60%
- 60%	-40.95	-56.60%
- 70%	-50.95	-66.60%
- 80%	-60.95	-76.60%
- 90%	-70.95	-86.60%
- 100%	-80.95	-96.60%

PPS-9

Schlumberger N.V. (Schlumberger Limited)

According to publicly available information, Schlumberger N.V. (Schlumberger Limited) (the “Company”), is an oilfield services company, supplying technology, project management and information solutions that optimize performance in the oil and gas industry.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04601, or its CIK Code: 0000087347. The Company’s common stock listed on the New York Stock Exchange under the ticker symbol “SLB”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The historical performance of the linked share should not be taken as an indication of the future performance of the share during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$71.17	$56.31	$69.10
June 30, 2007	$89.20	$68.25	$84.94
September 30, 2007	$108.47	$81.30	$105.00
December 31, 2007	$113.86	$87.42	$98.37
March 31, 2008	$102.71	$72.30	$87.00
June 30, 2008	$110.11	$85.75	$107.43
September 30, 2008	$111.91	$73.53	$78.09
December 31, 2008	$78.00	$37.24	$42.33
March 31, 2009	$49.25	$35.05	$40.62
June 30, 2009	$63.78	$39.13	$54.11
September 30, 2009	$63.00	$48.13	$59.60
December 31, 2009	$71.10	$56.00	$65.09
March 31, 2010	$72.00	$59.43	$63.46
June 30, 2010	$73.99	$51.67	$55.34
September 30, 2010	$63.72	$52.91	$61.61
December 31, 2010	$84.10	$60.58	$83.50
March 31, 2011	$95.51	$79.75	$93.26
June 30, 2011	$95.00	$79.57	$86.40
September 30, 2011	$95.53	$58.77	$59.73
December 31, 2011	$77.65	$54.79	$68.31
March 31, 2012	$80.78	$67.14	$69.93
June 1, 2012*	$76.19	$60.87	$62.07

*	High, low and closing prices are for the period starting April 1, 2012 and ending June 1, 2012.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	The Notes are not redeemed by the Issuer at our option prior to maturity pursuant to the “Early Redemption at the Option of the Issuer” provisions described above.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: SLB

Initial price: $62.07

Protection level: 70.00%

Protection price: $43.45

Physical delivery amount: 16 ($1,000/Initial price)

Fractional shares: 0.110843

Coupon: 13.60% per annum

Maturity: December 5, 2013

Dividend yield: 1.72% per annum

Quarterly coupon amount: $34.00

PPS-10

Table of Hypothetical Values at Maturity

	18-Month Total Return
Final Price (% Change)	Investment in the Notes	Direct Investment in the Linked Shares
+ 100%	20.40%	102.58%
+ 90%	20.40%	92.58%
+ 80%	20.40%	82.58%
+ 70%	20.40%	72.58%
+ 60%	20.40%	62.58%
+ 50%	20.40%	52.58%
+ 40%	20.40%	42.58%
+ 30%	20.40%	32.58%
+ 20%	20.40%	22.58%
+ 10%	20.40%	12.58%
+ 5%	20.40%	7.58%
0%	20.40%	2.58%
- 5%	20.40%	-2.42%
- 10%	20.40%	-7.42%
- 20%	20.40%	-17.42%
- 30%	20.40%	-27.42%
- 40%	-19.60%	-37.42%
- 50%	-29.60%	-47.42%
- 60%	-39.60%	-57.42%
- 70%	-49.60%	-67.42%
- 80%	-59.60%	-77.42%
- 90%	-69.60%	-87.42%
- 100%	-79.60%	-97.42%

PPS-11

The Home Depot, Inc.

According to publicly available information, The Home Depot, Inc. (the “Company”) is a home improvement retailer. The Home Depot stores sell an assortment of building materials, home improvement and lawn and garden products and provide a number of services.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08207, or its CIK Code: 0000354950. The Company’s common shares are listed on the New York Stock Exchange under the ticker symbol “HD”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The historical performance of the linked share should not be taken as an indication of the future performance of the share during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2007	$42.01	$36.35	$36.74
June 30, 2007	$41.19	$36.60	$39.35
September 30, 2007	$41.01	$31.85	$32.44
December 31, 2007	$34.55	$25.57	$26.94
March 31, 2008	$31.08	$23.77	$27.97
June 30, 2008	$30.50	$23.32	$23.42
September 30, 2008	$30.74	$20.76	$25.89
December 31, 2008	$26.08	$17.05	$23.02
March 31, 2009	$25.49	$17.52	$23.56
June 30, 2009	$27.07	$22.33	$23.63
September 30, 2009	$28.44	$22.29	$26.64
December 31, 2009	$29.44	$24.47	$28.93
March 31, 2010	$32.98	$27.19	$32.35
June 30, 2010	$37.02	$27.99	$28.07
September 30, 2010	$32.22	$26.62	$31.68
December 31, 2010	$35.48	$30.05	$35.06
March 31, 2011	$39.38	$34.07	$37.06
June 30, 2011	$38.51	$33.41	$36.22
September 30, 2011	$37.24	$28.13	$32.87
December 31, 2011	$42.47	$31.04	$42.04
March 31, 2012	$50.42	$41.92	$50.31
June 1, 2012*	$52.87	$46.37	$47.96

*	High, low and closing prices are for the period starting April 1, 2012 and ending June 1, 2012.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	The Notes are not redeemed by the Issuer at our option prior to maturity pursuant to the “Early Redemption at the Option of the Issuer” provisions described above.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: HD

Initial price: $47.96

Protection level: 70.00%

Protection price: $33.57

Physical delivery amount: 20 ($1,000/Initial price)

Fractional shares: 0.850709

Coupon: 8.05% per annum

Maturity: December 5, 2013

Dividend yield: 2.82% per annum

Quarterly coupon amount: $20.13

PPS-12

Table of Hypothetical Values at Maturity

	18-Month Total Return
Final Price (% Change)	Investment in the Notes	Direct Investment in the Linked Shares
+ 100%	12.08%	104.23%
+ 90%	12.08%	94.23%
+ 80%	12.08%	84.23%
+ 70%	12.08%	74.23%
+ 60%	12.08%	64.23%
+ 50%	12.08%	54.23%
+ 40%	12.08%	44.23%
+ 30%	12.08%	34.23%
+ 20%	12.08%	24.23%
+ 10%	12.08%	14.23%
+ 5%	12.08%	9.23%
0%	12.08%	4.23%
- 5%	12.08%	-0.77%
- 10%	12.08%	-5.77%
- 20%	12.08%	-15.77%
- 30%	12.08%	-25.77%
- 40%	-27.92%	-35.77%
- 50%	-37.92%	-45.77%
- 60%	-47.92%	-55.77%
- 70%	-57.92%	-65.77%
- 80%	-67.92%	-75.77%
- 90%	-77.92%	-85.77%
- 100%	-87.92%	-95.77%

PPS-13